Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 5, 2012

between

ServiceSource International, Inc.

as Borrower,

and

JPMorgan Chase Bank, National Association,

as Issuing Bank and as Lender

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- ii -

- iii -

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is entered into as of July 5, 2012, between ServiceSource International, Inc., a Delaware corporation, as borrower (“Borrower”), and JPMorgan Chase Bank, National Association, as Lender (in such capacity, “Lender”), and as the issuer of Letters of Credit hereunder (in such capacity, the “Issuing Bank”).

WHEREAS, Lender has agreed to make available to Borrower a secured revolving credit facility, all upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Accounting Terms; Definitions.

As used herein, the following terms shall have the following meanings:

“Account” is defined in the Pledge and Security Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or a Subsidiary is the surviving entity.

“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Loan for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Adjusted One Month LIBOR Rate” means, with respect to a CBFR Loan for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by Lender by reference to the Page to be the rate at approximately 11:00 a.m. London time on such date, or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equity to one (1) month.

“Affiliate” means, with respect to any Person, another Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the specified Person.

“Applicable Margin” means with respect to any CBFR Loan, 0.50% per annum and with respect to any LIBOR Rate Loan, 2.00% per annum.

“Banking Services” means each and any of the following bank services provided to Borrower by Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (d) Derivative Contracts.

“Banking Services Obligations” means any and all obligations of Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Borrower” has the meaning given in the preamble to this Agreement.

“Borrowing Base” means at any time and subject to change from time to time in Lender’s Permitted Discretion, (a) 80% of Eligible Accounts other than Eligible Foreign Accounts plus (b) 50% of Eligible Foreign Accounts, provided that Eligible Foreign Accounts included in the Borrowing Base shall not exceed the lesser of 15% of Eligible Accounts or $3,500,000. From time to time Lender may in its Permitted Discretion establish reserves which reduce the Borrowing Base, including, but not limited to, reserves consistent with Borrower’s own accounting practices, reserves for Banking Services Obligations, reserves for tax and other obligations of Borrower which may impair the Collateral, and reserves for pending credit memos, dilution, and unapplied cash.

“Borrowing Base Certificate” means a calculation of the Borrowing Base in the form of Exhibit 4.09.

“Borrowing Date” means each date (which must be a Business Day) on which a Loan is made to a Borrower or a Letter of Credit is issued for the account of a Borrower.

“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York and/or California for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday, or any other day on which national banking associations are authorized to be closed.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having a rating of no lower than A-1 from Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., or any successor thereto, or P-1 from Moody’s Investors Service, Inc., or any successor thereto, (c) certificates of deposit maturing no more than one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, and (e) money market funds complying with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) above, (ii) that have a rating of not lower than AAA from S&P, or any successor thereto, or Aaa from or Moody’s, or any successor thereto, and (iii) that have portfolio assets of not less than $500,000,000.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the sum of (i) 2.50% per annum plus (ii) the quotient of (A) the LIBOR Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) divided by (B) one minus the Reserve Requirement (expressed as a decimal); provided further that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on the Page at approximately 11:00 a.m. London time on such day. Any change in the CB Floating Rate due to a change in the Prime Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the LIBOR Rate, respectively.

“CBFR Loan” means any borrowing under this Agreement when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

“Capitalized Lease” means any lease which is capitalized on the books of the lessee, or should be so capitalized under GAAP.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder (the “Exchange Act”)); (b) the adoption of a plan relating to the liquidation or dissolution of Borrower; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly of more than 35% of the voting stock of Borrower (measured by voting power rather than number of shares); (d) Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Borrower in any such event pursuant to a transaction in which any of the outstanding voting stock of Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Borrower outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance); (e) during any period of 25 consecutive calendar months, commencing on or after the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) where directors of Borrower on the first day of each such period or (ii) subsequently became directors of Borrower and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of Borrower, to constitute a majority of the board of directors of Borrower; or (f) Borrower ceases to own 100% of the equity interests in Guarantor.

“Collateral” has the meaning given such term in the Pledge and Security Agreement.

“Consolidated Funded Debt” means at any time the aggregate dollar amount of Indebtedness of Borrower and its Subsidiaries on a consolidated basis which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, excluding accounts arising from the purchase of goods and services in the ordinary course of business and issued letters of credit.

“Consolidated Funded Debt to EBITDA Ratio” means, as of the end of any fiscal quarter, the relationship, expressed as a numerical ratio, between:

(1)	Consolidated Funded Debt as of such fiscal quarter-end, excluding the outstanding principal amount of Subordinated Debt as of such fiscal quarter-end; and

(2)	EBITDA for the twelve-month period then ended,

all as determined in accordance with GAAP applied on a consolidated basis to Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, interest expense (including, without limitation, interest expense attributable to Capitalized Leases and all net payment obligations related to Derivative Contracts) for such period, determined on a consolidated basis, without duplication, for Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means for any period, the net income (or loss) from continuing operations of Borrower and its Subsidiaries, cumulative net income earned during such period (determined before the deduction of minority interests), determined on a consolidated basis for Borrower and its Subsidiaries, without duplication, in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligator, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any surety bond, performance bond or letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or the property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Derivative Contract. The amount of any Contingent Obligation, (x) in the case of Guaranty Obligations, shall be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of the guaranty, (y) in the case of Contingent Obligations in respect of Derivative Contracts, shall be deemed equal to the aggregate Termination Value of such Derivative Contracts, and (z) in the case of Contingent Obligations in respect of surety bonds, performance bonds or letters of credit, shall be deemed equal to the maximum liability of the relevant Loan Party and its Subsidiaries thereunder. Notwithstanding the foregoing, the term Contingent Obligations shall not include endorsements for collection or deposits in the ordinary course of business or any indemnification obligations arising in the ordinary course of business.

“Control” means, with respect to any Person, possession, directly or indirectly, of the power to elect a majority of the board of directors or managers or other governing body of such Person, or the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” shall have correlative meanings thereto.

“Controlled Group” means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the relevant Loan Party is a part.

“Default” means any condition or event which with the passage of time or the giving of notice or both would constitute an Event of Default.

“Derivative Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Designated Account” means the account disclosed on Schedule B of the Disclosure Letter, which may be updated from time to time by written notice from Borrower to Lender.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, as amended or supplemented from time to time by Borrower with the written consent of Lender (or as may be supplemented by Borrower by providing notice to Lender pursuant to the terms of the Agreement), delivered by Borrower to Lender.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“EBITDA” means, for any period, Consolidated Net Income for such period plus the sum of the following, all to the extent deducted in calculating such Consolidated Net Income for such period, without duplication: (i) Consolidated Interest Expense for such period, (ii) expense for taxes paid or accrued during such period, net of any refunds or rebates received during such period, (iii) depreciation and amortization expense for such period, (iv) other non-cash expenses, charges or losses in an aggregate amount not to exceed $500,000 and any additional non-cash expenses, charges or losses acceptable to the Lender in its Permitted Discretion, except to the extent any such expense, charge or loss represents a cash item in such period or any future period, (v) non-cash stock based compensation, (vi) unrealized foreign exchange losses reported in other income (expense) in the Borrower’s consolidated statement of operations; and (vii) loss from discontinued operations and extraordinary items for such period, minus (i) all non-cash items increasing Consolidated Net Income for such period, (ii) unrealized foreign exchange gains reported in other income (expense) in the Borrower’s consolidated statement of operations; and (iii) income from discontinued operations and extraordinary items increasing Consolidated Net Income for such period.

“Eligible Accounts” means, at any time, the Accounts of Borrower which Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder. Without limiting Lender’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a)	which is not subject to a first priority perfected security interest in favor of Lender;

(b)	which is subject to any Lien other than (i) a Lien in favor of Lender and (ii) a Permitted Lien which does not have priority over the Lien in favor of Lender;

(c)	(i) which is unpaid more than one hundred five (105) days after the date of the original invoice, (ii) which is unpaid more than sixty days (60) from the original due date or (iii) which has been written off the books of Borrower or otherwise designated as uncollectible;

(d)	which is owing by an account debtor for which more than 25% of the Accounts owing from such account debtor and its Affiliates are ineligible;

(e)	which is owing by an account debtor to the extent the aggregate amount of Accounts owing from such account debtor and its Affiliates to Borrower exceeds 20% of the aggregate amount of Accounts of Borrower and its Subsidiaries;

(f)	which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to Lender which has been sent to the account debtor, (iii) is contingent upon Borrower’s completion of any further performance with respect to that portion of the Account, or (iv) relates to payments of interest;

(g)	for which the services giving rise to such Account have not been performed by Borrower, provided that Accounts related to valid service contracts for the future provision of subscription services which do not extend beyond one year shall not be considered ineligible solely as a result of this clause (g);

(h)	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i)	which is owed by an account debtor which on the date of determination has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j)	which is owed by any account debtor which has sold all or a substantially all of its assets within the prior ninety (90) days;

(k)	which is unbilled or subject to reconciliation and processing by account debtor;

(l)	which is owed by an account debtor which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S. or any state of the U.S., except for Accounts of Permitted Foreign Account Debtors which satisfy each of the requirements for Eligible Accounts other than the requirements set forth in this clause (l) (the “Eligible Foreign Accounts”);

(m)	which is owed in any currency other than U.S. dollars;

(n)	which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S., or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Lender in such Account have been complied with to Lender’s reasonable satisfaction;

(o)	which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)	which is owed by an account debtor or any Affiliate of such account debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an account debtor, in each case to the extent thereof and to be deducted only from the particular Account to which it pertains;

(q)	which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)	which is evidenced by any promissory note, chattel paper, or instrument;

(s)	which is owed by an account debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless Borrower has filed such report or qualified to do business in such jurisdiction;

(t)	with respect to which Borrower has made any agreement with the account debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business;

(u)	which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System of the United States of America;

(v)	which are sold or otherwise encumbered pursuant to a Permitted Factoring Agreement; or

(w)	which was created on cash on delivery terms.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower shall notify Lender thereof on and at the time of submission to Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower is obligated to rebate to an account debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrower to reduce the amount of such Account.

“Eligible Foreign Accounts” shall have the meaning set forth in clause (l) of the definition of Eligible Account.

“Environmental Laws” means all federal, state and local laws including rules of common law, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any Obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located or as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than any connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Loan Party is located, and (c) any withholding or other similar taxes applicable to payments received under this Agreement at the time Lender becomes a party to this Agreement.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means ServiceSource Delaware Inc., a Delaware corporation, and any other entities required to become guarantors pursuant to the terms hereof.

“Guaranty” means the Guaranty dated as of the date of this Agreement by Guarantor in favor of Lender, as it may be amended or amended and restated from time to time.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business on ordinary terms, (ii) intercompany charges or expenses and other accrued obligations incurred in the ordinary course of business (provided that intercompany obligations described in Section 6.01(d) and Section 6.05(c) shall be considered Indebtedness for purposes of this definition), and (iii) obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP); (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as purchase money financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations with respect to Capitalized Leases; and (f) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable. Notwithstanding anything to the contrary in the foregoing, in connection with any Acquisition by the Borrower or any Subsidiary permitted under this Agreement (or any sale, transfer or other disposition by the Borrower or any Subsidiary permitted under this Agreement), the term “Indebtedness” shall not include contingent post-closing purchase price obligations or earnouts to which the seller in such Acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof.

“Indemnified Taxes” means Taxes, other than Excluded Taxes.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the date of this Agreement among each Loan Party currently owning registered Intellectual Property and Lender, as it may be amended or amended and restated from time to time.

“Interest Period” means, with respect to a LIBOR Rate Loan, a period of one (1), two (2), three (3) or six (6) month(s) commencing on a Business Day selected by Borrower. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), three (3), or six (6) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second, third or sixth succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second, third or sixth succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means (i) any purchase or acquisition (or obligation to make any purchase or acquisition) by Borrower or any Subsidiary of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, and (ii) any advance, loan, extension of credit or capital contribution to or other investment in any Person, including any Affiliate of Borrower, or any obligation to do any of the foregoing, provided that any obligation to make any Investment pursuant to clause (i) and (ii) above shall not be deemed an Investment if the making of such Investment is contingent upon the Revolving Commitment having expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document having been paid in full and all Letters of Credit having expired or been terminated (or otherwise having become subject to cash collateralization or other arrangements reasonably satisfactory to the Issuing Bank (including in respect of fees that would otherwise be payable in connection with such Letters of Credit pursuant to the terms of this Agreement) and all Reimbursement Obligations having been paid in full.

“Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit for the account of Borrower hereunder.

“Letter of Credit Sublimit” means $2,000,000.

“Letter of Credit Obligations” means at any time the sum of the Reimbursement Obligations at such time plus the undrawn face amount of all Letters of Credit outstanding at such time.

“LIBOR Rate” means with respect to any LIBOR Rate Loan for any Interest Period, the interest rate determined by Lender by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by

Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to Lender, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which Lender offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Loan” means any borrowing under this Agreement when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, or any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, unrestricted cash and Cash Equivalents of the Loan Parties which are not subject to Liens (other than liens in favor of the Lender).

“Loan” means any revolving loan or advance made by Lender pursuant to Section 2.01.

“Loan Documents” means this Agreement, the Letters of Credit, the Guaranty, the Pledge and Security Agreement, the Intellectual Property Security Agreement and all other instruments, documents and agreements now or hereafter executed and delivered by Borrower, Guarantor or any Subsidiary in connection with this Agreement.

“Loan Parties” means Borrower and any Guarantor.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or Guarantor to perform any of its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or Guarantor of any Loan Document.

“Multiemployer Plan” means a multiemployer pension plan within the meaning of the Multiemployer Pension Plan Amendment Act, as amended from time to time.

“Obligations” means any and all present and future debts, obligations and liabilities of the Loan Parties under or in connection with this Agreement, any Letter of Credit or any other Loan Document, whether now or hereafter made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether the applicable Loan Party is liable individually or jointly with others, whether for principal, interest or other debts, obligations or liabilities. Obligations shall also include all Banking Services Obligations.

“Organizational Documents” means, with respect to any Loan Party, its certificate or articles of incorporation, its by-laws, its partnership agreement, its certificate of partnership, certificate or articles of organization, operating agreement and other limited liability company organizational documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its stock or membership interests or other equity interests.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, plus (ii) the aggregate Letter of Credit Obligations at such time.

“Permitted Derivative Obligations” means all obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under Derivative Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, and not for purposes of speculation or taking a “market view”; and (b) such Derivative Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of the secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(1)	the sale or transfer of inventory in the ordinary course of business;

(2)	sales or other dispositions of equipment that is substantially worn, damaged or obsolete;

(3)	dispositions permitted under Sections 6.02, 6.03, 6.04, 6.05 and 6.07;

(4)	licensing of technology in the ordinary course of business and consistent with past practices;

(5)	the sale of Accounts pursuant to Permitted Factoring Agreements;

(6)

any sale, transfer, lease or other disposition of assets, not otherwise permitted hereunder, (i) by any Loan Party to a Subsidiary that is not a Loan Party in the ordinary course of business and at fair market value (as reasonably determined by the Borrower) or in an aggregate amount not to exceed $5,000,000 in any fiscal year of the Borrower; (ii) by any Subsidiary that is not a Loan Party to any Loan Party or another Subsidiary that is not a Loan Party; and (iii) by a Loan Party to any other Loan Party;

(7)	any other sales, transfers, leases or dispositions that does not exceed $1,000,000 during any fiscal year of the Borrower.

“Permitted Factoring Agreement” means any non-recourse receivables factoring agreement entered into by the Borrower on terms and conditions satisfactory to the Lender in its sole discretion.

“Permitted Foreign Account Debtors” shall have the meaning set forth on Schedule 1.01 of the Disclosure Letter.

“Permitted Liens” means:

(1)	Liens shown on Schedule 5.07 of the Disclosure Letter;

(2)	Liens for taxes, assessments or governmental charges, and Liens incident to construction, which are either not delinquent or are being contested in good faith by Borrower or a Subsidiary by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided; and easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by Borrower or any Subsidiary;

(3)	Liens or deposits in connection with worker’s compensation or other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, surety, stay or appeal bonds, letters of intent, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as a condition to the transaction of business or the exercise of any right, privilege or license; or other Liens or deposits of a like nature made in the ordinary course of business;

(4)	purchase money Liens on property acquired in the ordinary course of business, to finance or secure a portion of the purchase price thereof, and liens on property acquired existing at the time of acquisition; provided that in each case such lien shall be limited to the property so acquired (and any additions, accessions, parts, improvements and attachments thereto and proceeds thereof) and the liability secured by such lien does not exceed either the purchase price or the fair market value of the asset acquired;

(5)	judgment Liens in respect of judgments that do not constitute an Event of Default under this Agreement and for which Borrower has set aside on its books adequate reserves;

(6)	leases or subleases and licenses or sublicenses granted in the ordinary course of business and consistent with past practices to other Persons which do not interfere in any material respect with the business of the lessor, sublessor, licensor or sublicensor, as the case may be;

(7)	Liens arising from precautionary Uniform Commercial Code filings or similar filings;

(8)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(9)	Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens are either not delinquent or are being contested in good faith by Borrower or a Subsidiary by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided;

(10)	Liens arising or created in the ordinary course of business in the nature of (i) normal and customary rights of setoff and bankers’ liens upon deposits of cash in favor of banks or other depository institutions and (ii) Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries or other depository institutions;

(11)	Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, provided that such Liens only extend to cash held at the financial institution providing such services and only secure fees owing to such financial institution in connection with such services;

(12)	Liens of a collecting bank arising in the ordinary course of business under Section 4208 of the Uniform Commercial Code in effect in the State of California (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon;

(13)	Liens representing the interest or title of a lessor, licensor, sublicensor or sublessor;

(14)	Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above, provided that such liens do not cover Accounts of the Borrower and its Subsidiaries, do not secure debt for borrowed money or any obligations not permitted pursuant to the terms of this Agreement, and do not secure obligations in an aggregate principal amount in excess of $2,000,000;

(15)	Liens in connection with Permitted Factoring Agreements, provided that such liens cover only the Accounts sold or encumbered pursuant to such Permitted Factoring Agreements and do not extend to the proceeds of such Accounts; and

(16)	Liens required by this Agreement as security for the Obligations.

“Person” includes an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained by Borrower, any of its Subsidiaries, or any member of the Controlled Group, or any such plan to which Borrower, any of its Subsidiaries, or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date of this Agreement among each of the Loan Parties and Lender, as it may be amended or amended and restated from time to time.

“Prime Rate” means the rate of interest per annum announced from time to time by Lender as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE LENDER’S LOWEST RATE.

“Regulatory Change” means any change enacted or issued after the date of this Agreement of any (or the adoption after the date of this Agreement of any new) federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, which affects the treatment of any extensions of credit of Lenders. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection, the Basel Committee on Banking Supervision (or any successor or similar authority), the Bank for International Settlements and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of Borrower then outstanding under Section 2.02 to reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of any one or more drawings under Letters of Credit, which amounts have not been converted to Revolving Loans pursuant to Section 2.02.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D of the Board of Governors of the Federal Reserve System.

“Revolving Commitment” means, the obligation of Lender to make Revolving Loans to, and issue Letters of Credit upon the application of, Borrower in an aggregate amount not exceeding (a) at any time on or before July 5, 2013, $25,000,000 and (b) at any time thereafter, $30,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Loan” means any loan or advance made by Lender pursuant to Section 2.01.

“Subordinated Debt” means any unsecured Indebtedness having terms acceptable to Lender, the payment of which is subordinated in writing to the prior payment in full of the Obligations on terms acceptable to Lender.

“Subsidiary” means a corporation, partnership or other entity of which the relevant Loan Party owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding capital stock or membership interests (or other shares of beneficial interest) having ordinary voting power for the election of directors, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency, or holds at least a majority of partnership or similar interests, or is a general partner of such a partnership.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of (i) July 5, 2015 or (ii) the termination of Lender’s commitment pursuant to the terms of this Agreement.

“Termination Value” means, in respect of any one or more Derivative Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Contracts, (a) for any date on or after the date such Derivative Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for Derivative Contracts, as determined by Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivative Contracts (which may include Lender).

“Threshold Amount” means $2,000,000.

“Unfunded Liabilities” means, with regard to any Plan, the excess of the current value of the Plan’s benefits guaranteed under ERISA over the current value of the Plan’s assets allocable to such benefits.

Section 1.02 Other Interpretive Provisions.

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)	The words “hereof”, “herein”, and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule, Exhibit and Appendix references are to this Agreement unless otherwise specified.

(c)	The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d)	The term “including” is not limiting and means “including without limitation.”

(e)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(f)	The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(g)	Unless otherwise expressly provided herein, (i) references to agreements, (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications thereto, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(h)	The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(i)	This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(j)	This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against Lenders merely because of Lenders involvement in their preparation.

Section 1.03 Accounting Principles.

(a)	Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 5.05. All terms of an accounting or financial nature (including, without limitation, the definitions of Capitalized Lease, Consolidated Interest Expense and Indebtedness) shall be construed without giving effect to any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft.

(b)	References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

(c)	In the event that any changes in GAAP occur after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Loan Parties and Lender shall negotiate in good faith to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating the Loan Parties’ consolidated financial condition will be the same after such changes as if such changes had not occurred.

ARTICLE II

LOANS

Section 2.01 Revolving Loans.

From time to time prior to the Termination Date, and subject to all of the terms and conditions of this Agreement, Borrower may obtain loans (“Revolving Loans”) from Lender, provided that after giving effect to each requested Revolving Loan, the Outstanding Credit Exposure does not exceed the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, Borrower may repay Revolving Loans and re-borrow hereunder. Each Revolving Loan shall be in a multiple of $100,000. Borrower shall repay to Lender on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

Section 2.02 Letters of Credit.

(a)	Letters of Credit. Subject to all the terms and conditions of this Agreement, the Issuing Bank shall from time to time, when so requested by Borrower, issue standby letters of credit (each sometimes referred to herein as a “Letter of Credit” and collectively the “Letters of Credit”) in form and substance satisfactory to the Issuing Bank for the account of Borrower; provided, however, that the Issuing Bank shall have no obligation to issue any Letter of Credit if (i) the Outstanding Credit Exposure would thereby exceed the lesser of (A) the Revolving Commitment, or (B) the Borrowing Base, (ii) a Default or Event of Default has occurred and is continuing, or (iii) the Letter of Credit Obligations would exceed the Letter of Credit Sublimit. Each Letter of Credit shall have a stated term ending not later than the Termination Date. All Letters of Credit shall be issued pursuant to application agreements and other documentation to be agreed upon by Borrower and the Issuing Bank.

(b)	Revolving Loans. In the event of any drawing on a Letter of Credit, the Issuing Bank will promptly notify Borrower and Borrower will reimburse the Issuing Bank prior to 5:00 p.m. San Francisco time on the date that any amount is paid by the Issuing Bank on such Letter of Credit (the “Honor Date”), in an amount equal to the amount so paid by the Issuing Bank (the “Reimbursement Amount”). In the event that Borrower fails to reimburse the Issuing Bank for the full Reimbursement Amount by such date and time, Borrower shall be deemed to have requested that a Revolving Loan in an amount equal to such unreimbursed amount be made by Lender to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment; and provided that Borrower shall not thereby be deemed to have represented and warranted that the representations and warranties set forth in Article V hereof remain true on and as of the Honor Date and provided further that Lenders’ obligations to make such Revolving Loans shall not be affected by the absence of such additional representations and warranties. Lender shall make available to the Issuing Bank an amount in immediately available funds equal to such unreimbursed amount and such amount shall constitute a Revolving Loan made by Lender.

(c)	Letter of Credit Fees. Borrower shall pay the following fees with respect to Letters of Credit: (i) to the Issuing Bank, a letter of credit fee in respect of all outstanding Letters of Credit, payable quarterly in arrears in the amount of 2.00% per annum of the monthly average amount of Letter of Credit Obligations in respect of Letters of Credit outstanding during such quarter, provided that the minimum amount of such letter of credit fee shall be $500 per annum; and (ii) to the Issuing Bank for each Letter of Credit, the fees and other charges required by such Issuing Bank for the issuance, amendment, cancellation, negotiation or transfer of such Letter of Credit and each drawing made thereunder.

(d)	Reimbursement. Subject to subsections (e) and (f) below, Borrower hereby unconditionally promises to pay to the Issuing Bank, upon demand, without defense, setoff or counterclaim, the amount of each drawing under the Letters of Credit, and if such amount is not paid by the time set forth in subsection (b) above on the Honor Date, interest on the foregoing from the Honor Date at (i) the CB Floating Rate for a period of two days from the date of drawing, and (ii) if such amount remains unpaid for more than two days, a rate equal to 3% per annum in excess of the CB Floating Rate thereafter.

(e)	Reliance on Documents. Delivery to the Issuing Bank of any documents complying on their face with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness and sufficiency thereof and of the good faith and proper performance of drawers and users of such Letter of Credit, their agents and assignees notwithstanding any dispute or disagreement between the Issuing Bank, Lender and Borrower in respect of the same; and the Issuing Bank may rely thereon without liability or responsibility with respect thereto, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; provided that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

(f)	Non-Liability for Other Matters. The Issuing Bank shall not be liable to Borrower for (i) honoring any requests for payment under any Letter of Credit which comply on their face with the terms of such Letter of Credit, (ii) any delay in giving or failing to give any notice, (iii) errors, delays, misdeliveries or losses in transmission of telegrams, cables, letters or other communications or documents or items forwarded in connection with any Letter of Credit or any draft, (iv) accepting and relying upon the name, signature or act of any party who is or purports to be acting in compliance with the terms of any Letter of Credit; or (v) any other action taken or omitted by the Issuing Bank in good faith in connection with any Letter of Credit or any draft; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages suffered by Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

Section 2.03 Use of Proceeds.

Borrower represents, warrants and agrees that:

(a)	The proceeds of the Revolving Loans made hereunder will be used solely for working capital and other lawful corporate purposes of the Borrower.

(b)	No part of the proceeds of any loan made hereunder will be used to “purchase” or “carry” any “margin stock” or to extend credit to others for the purpose of “purchasing” or “carrying” any “margin stock” (as such terms are defined in the Regulation U of the Board of Governors of the Federal Reserve System), and the assets of Borrower and its Subsidiaries do not include, and neither Borrower nor any Subsidiary has any present intention of acquiring, any such security.

Section 2.04 Unused Fee.

Borrower shall pay to Lender an unused fee computed at the rate of 0.45% per annum on the difference (only to the extent the Revolving Commitment exceeds the Outstanding Credit Exposure) existing from time to time between (a) the amount of the Revolving Commitment (as reduced pursuant to Section 2.05), and (b) the Outstanding Credit Exposure. Such unused fee shall accrue for the period from the date of this Agreement to and including the Termination Date, and shall be payable quarterly in arrears.

Section 2.05 Termination or Reduction of the Commitment.

The Commitment may be terminated in whole at any time upon five Business Days’ prior written notice to Lender. Subsequent to July 5, 2013, upon five Business Days’ prior written notice, Borrower may reduce the Revolving Commitment to an amount not less than the sum of (i) the aggregate Outstanding Credit Exposure as of the date of such reduction, (ii) the aggregate principal amount of all Revolving Loans requested by Borrower and not yet funded as of the date of such reduction, and (iii) the amount of all Letters of Credit requested by Borrower and not yet issued as of the date of such reduction. Each such reduction shall be in an amount that is not less than $1,000,000. All such reductions shall be completed no later than June 30, 2014 and shall not exceed $10,000,000 in the aggregate. Once reduced, the Revolver Commitments may not be increased without the written consent of Borrower and Lender. Such notice of termination or reduction may be conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked by Borrower with notice to Lender if such condition is not satisfied. Upon termination of the Revolving Commitment, all of the Obligations shall become immediately due and payable.

Section 2.06 Waivers

(a)	The obligations of Borrower hereunder shall be absolute and unconditional; Borrower unconditionally and irrevocably waives, to the extent permitted by applicable law, each and every defense which, under principles of guarantee or suretyship law or otherwise, would operate to impair or diminish such liability; and nothing whatsoever except actual full payment and performance to Lender of such obligations shall operate to discharge the liability of Borrower hereunder.

(b)

Borrower hereby unconditionally waives, to the extent permitted by applicable law (i) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including without limitation: notice of acceptance hereof; notice of the creation of any of the Obligations; notice of nonpayment, nonperformance or other default on any of the Obligations; and notice of any action taken to collect upon or enforce any of the Obligations; and (ii) any setoffs or counterclaims against Lender which would otherwise impair Lender’s rights against Borrower hereunder.

ARTICLE III

ADMINISTRATION OF CREDIT

Section 3.01 Interest on Loans.

Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the CB Floating Rate minus the Applicable Margin or the Adjusted LIBOR Rate according to the terms of this Article III. The unpaid principal balance of the Revolving Loans may be comprised of CBFR Rate Loans and/or LIBOR Rate Loans as elected by Borrower from time to time in accordance with the procedures set forth below; provided, however, that each LIBOR Rate Loan must be in a minimum amount of $1,000,000 or a multiple of $100,000 in excess of that amount; provided, further, that no election of a LIBOR Rate Loan shall become effective if any Default or Event of Default has occurred and is continuing; and provided, further, that no more than five (5) different Interest Periods for LIBOR Rate Loans may be outstanding at any one time. Each notice of election of a LIBOR Rate Loan shall be irrevocable.

Section 3.02 Borrowing Procedure.

Borrower may request a Revolving Loan by written notice in the form of Exhibit 3.02 annexed hereto, which notices will be irrevocable, to Lender not later than 11:00 a.m., San Francisco time, on the proposed Borrowing Date, or, in the case of a LIBOR Rate Loan, not less than three Business Days before the proposed Borrowing Date. Each such request will be effective upon receipt by Lender and will specify (i) the amount of the requested Loan; (ii) the proposed Borrowing Date; (iii) whether such Loan will bear interest at the CB Floating Rate minus the Applicable Margin or at the Adjusted LIBOR Rate; and (iv) in the case of a LIBOR Rate Loan, the Interest Period therefor.

Section 3.03 Conversion.

Borrower may elect from time to time, subject to the terms and conditions of this Agreement, to convert all or a portion of a CBFR Rate Loan into a LIBOR Rate Loan or to convert all or a portion of a LIBOR Rate Loan into a CBFR Rate Loan; provided, however, that any conversion of a LIBOR Rate Loan will occur on the last day of the Interest Period applicable thereto.

Section 3.04 Automatic Conversion.

A CBFR Rate Loan will continue as a CBFR Rate Loan unless and until converted into a LIBOR Rate Loan. At the end of the applicable Interest Period for a LIBOR

Rate Loan, such LIBOR Rate Loan will automatically be converted into a CBFR Rate Loan unless Borrower shall have given Lender notice in accordance with Section 3.05 requesting that, at the end of such Interest Period, all or a portion of such LIBOR Rate Loan be continued as a LIBOR Rate Loan for an additional Interest Period.

Section 3.05 Conversion and Continuation Procedure.

Borrower will give Lender written notice in the form of Exhibit 3.05 annexed hereto, which notices will be irrevocable, of each conversion of a CBFR Rate Loan or continuation of a LIBOR Rate Loan not later than 11:00 a.m., San Francisco time, on a Business Day which is not less than three Business Days before the date of the requested conversion or continuation, specifying (i) the requested date (which must be a Business Day) of such conversion or continuation; (ii) the amount of the loan to be converted or continued; (iii) whether such loan currently bears interest at the CBFR Rate minus the Applicable Margin or the Adjusted LIBOR Rate; and (iv) the duration of the Interest Period to be applicable thereto.

Section 3.06 Basis for Determining Interest Rate Inadequate or Unfair.

If with respect to an Interest Period for any LIBOR Rate Loan:

(a) Lender determines in good faith (which determination will be binding and conclusive on Borrower) that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) Lender reasonably determines (which determination will be binding and conclusive on Borrower) that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of maintaining or funding such LIBOR Rate Loan for such Interest Period, or that the making or funding of LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lender materially affects LIBOR Rate Loans;

then, (a) Lender will promptly notify Borrower thereof, and (b) so long as such circumstances continue, Lender will not be under any obligation to make any new LIBOR Rate Loan so affected.

Section 3.07 Changes in Law Rendering Certain Loans Unlawful.

In the event that any Regulatory Change should make it (or, in the good faith judgment of Lender, should raise substantial questions as to whether it is) unlawful for such Lender to make, maintain or fund a LIBOR Rate Loan, (i) Lender will promptly notify Borrower; (ii) the obligation of Lender to make LIBOR Rate Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (iii) upon such notice, any outstanding LIBOR Rate Loan will automatically convert into a CBFR Rate Loan.

Section 3.08 Increased Costs.

If any Regulatory Change,

(a) shall subject Lender to any tax (other than Excluded Taxes), duty or other charge with respect to any of its loans hereunder, or shall change the basis of taxation of payments to Lender of the principal or interest on its loans hereunder, or any other amounts due under this Agreement in respect of such loans, or its obligation to make loans hereunder;

(b) shall impose, modify or make applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of the Adjusted LIBOR Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or

(c) shall impose on Lender any other condition affecting its loans hereunder;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or any other analogous law, rule or regulation, to impose a cost on) Lender of making or maintaining any loans hereunder, or to reduce the amount of any sum received or receivable by Lender under this Agreement and any document or instrument related hereto; then within ten (10) Business Days of receipt of notice from Lender (which notice shall be sent to Borrower and shall be accompanied by a statement setting forth in reasonable detail the basis of such increased cost or other effect on the loans), Borrower shall pay directly to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction.

Section 3.09 Capital Adequacy.

If any Regulatory Change affects the treatment of any loan hereunder as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by Lender or any corporation controlling Lender and has the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of the obligations of Lender hereunder to a level below that which Lender or such corporation could have achieved but for such Regulatory Change (taking into account Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by Lender to be material, then Borrower shall pay to Lender, within ten (10) Business Days of a written notice from Lender (which notice shall be sent to Borrower and shall be accompanied by a statement setting forth in reasonable detail the basis of such increased cost or other effect on the loans), such additional amount or amounts as will compensate Lender or such corporation, as the case may be, for such reduction.

Section 3.10 Limitation on Prepayment.

A CBFR Rate Loan may be prepaid at the option of Borrower in whole or in part on any interest payment date without premium or penalty. A LIBOR Rate Loan may be prepaid at any time at the option of Borrower; provided, however, that prepayment prior to the last day of the Interest Period applicable thereto will require the payment by Borrower of the amount (if any) required by Section 3.11. All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.

Section 3.11 Funding Losses.

Borrower hereby agrees that upon demand by Lender (which demand shall be sent to Borrower and shall be accompanied by a statement setting forth in reasonable detail the basis for the calculations of the amount being claimed) Borrower will indemnify Lender against any loss or expense which Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain LIBOR Rate Loans and any loss of anticipated return), as reasonably determined by Lender, as a result of (i) any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of an Interest Period for such loan whether or not required by any other provisions of this Agreement, or (ii) any failure of Borrower to obtain a LIBOR Rate Loan on a Borrowing Date or to convert a CBFR Rate Loan to a LIBOR Rate Loan or to continue a LIBOR Rate Loan at the end of any Interest Period, as specified by Borrower in a notice to Lender as set forth above.

Section 3.12 Conclusiveness of Statements.

A certificate of Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or any corporation controlling Lender, as the case may be, as specified in Section 3.08, 3.09, 3.10 and 3.11 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 3.13 Survival of Provisions.

The provisions of Sections 3.08, 3.09 and 3.11 shall survive the obligation of Lender to extend credit under this Agreement and the repayment of the Loans and the Letter of Credit Obligations; provided that Borrower shall not be under any obligation to compensate Lender under Section 3.08 or 3.09 above with respect to increased costs or reductions arising from any period prior to the date that is 180 days prior to the date of such request if Lender knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive.

Section 3.14 Computations of Interest.

All computations of interest and other amounts due hereunder and fees and other amounts due under this Agreement will be based on a 360-day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable.

Section 3.15 Payments; Loan Accounts.

(a) Interest on all loans will be due and payable (i) in the case of a CBFR Rate Loan, monthly beginning on the last Business Day of the month in which Borrower obtains such CBFR Rate Loan and on the last Business Day of each month thereafter; (ii) in the case of a LIBOR Rate Loan, on the last Business Day of the applicable Interest Period (except that if the Interest Period is longer than three months, interest shall also be payable on the last Business Day of every third month in such Interest Period); and (iii) in the case of any loan, at the respective maturity of such loan, whether by acceleration or otherwise. All payments and prepayments of principal, interest and fees under this Agreement shall be made to Lender prior to 3:00 p.m., San Francisco time, in immediately available funds.

(b) The Loans and the Letters of Credit shall be evidenced by one or more accounts or records maintained by Lender or Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by Lender and the Issuing Bank shall be conclusive absent manifest error of the amount of the Loans made by Lender to Borrower and the Letters of Credit issued for the account of Borrower, and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

Section 3.16 Interest Following Event of Default.

From and after the occurrence and during the continuance of an Event of Default, the unpaid principal amount of all loans and all other amounts due and unpaid under this Agreement will bear interest until paid computed at a rate equal to 2% per annum in excess of the rate or rates otherwise payable hereunder.

Section 3.17 Deposits; Set Off.

Subject to any limitations set forth in the Pledge and Security Agreement, Borrower grants Lender, as security for the Obligations, a lien and security interest in any and all monies, balances, accounts and deposits (including certificates of deposit) of Borrower at Lender now or at any time hereafter. If any Event of Default occurs hereunder or any attachment of any balance of Borrower occurs, Lender may offset and apply any such security toward the payment of the Obligations, whether or not such Obligations, or any part thereof, shall then be due. Promptly upon its charging any account of Borrower pursuant to this Section, Lender shall give Borrower notice thereof.

Section 3.18 Authorization for Direct Payments (ACH Debits).

To effectuate any payment due under this Agreement or under any other Loan Agreement, Borrower hereby authorizes Lender to initiate debit entries to Borrower’s Designated Account and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until Lender has received written notification of its termination in such time and in such manner as to afford Lender a reasonable opportunity to act on it. Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

ARTICLE IV

CONDITIONS OF BORROWING

Without limiting any of the other terms of this Agreement, Lender shall not be required to make any Loan or other extension of credit to or on behalf of Borrower or issue any Letter of Credit hereunder:

Section 4.01 Representations.

Unless the representations and warranties contained in Article V hereof continue to be true and correct in all material respects on the date of such loan or extension of credit, except to the extent that any representation or warranty refers to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects on such earlier date; and no Default or Event of Default hereunder shall have occurred and be continuing.

Section 4.02 Guaranty.

Unless prior to the initial extension of credit hereunder, the Guarantor shall have executed and delivered to Lender the Guaranty in form and substance acceptable to Lender.

Section 4.03 Pledge and Security Agreement.

Unless prior to the initial extension of credit hereunder, the Borrower and the Guarantor shall have executed and delivered to Lender the Pledge and Security Agreement in form and substance acceptable to Lender.

Section 4.04 Intellectual Property Agreement.

Unless prior to the initial extension of credit hereunder, each of the Loan Parties, as applicable, shall have executed and delivered to Lender appropriate Intellectual Property Security Agreements covering all rights of the Loan Parties in and to patents and trademarks as disclosed in the Pledge and Security Agreement, in form and substance acceptable to Lender, for filing in the U.S. Patent and Trademark Office.

Section 4.05 Filings.

Unless any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Lender, perfected security interests in the collateral in the jurisdictions listed on Schedule H to the Pledge and Security Agreement shall have been properly filed, registered or recorded in each office in each such jurisdiction which such filings, registrations and recordations are required, in each case, to the extent required by the Pledge and Security Agreement; Lender shall have received acknowledgment copies of all such filings, registrations and recordations stamped by the appropriate filing, registration or recording officer (or, in lieu thereof, other evidence satisfactory to Lender that all such filings, registrations and recordations have been made); and Lender shall have received such evidence as it may deem satisfactory that all necessary filing, recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings have been paid in full.

Section 4.06 Priority.

Unless Lender shall have received, in form and substance satisfactory to Lender, (i) payoff statements and lien releases reasonably requested by Lender and (ii) such lien searches and other evidence of lien priority covering the security interest granted to Lender hereunder as Lender may require.

Section 4.07 Counsel Opinion.

Unless prior to the initial extension of credit hereunder Lender shall have received from counsel to the Loan Parties, satisfactory opinions as to such matters relating to the Loan Parties, the validity and enforceability of this Agreement, the Loans to be made hereunder and the other Loan Documents as Lender shall reasonably require. The Loan Parties shall execute and/or deliver to Lender or its counsel such documents concerning their corporate status and the authorization of such transactions as may be requested.

Section 4.08 Borrowing Base Certificate.

Unless Lender shall have received a Borrowing Base Certificate in the form of Exhibit 4.09 hereto, certified by the chief financial officer of the Borrower (a) with respect to the initial credit extension, dated as of a date not earlier than five Business Days prior to such credit extension, and (b) with respect to each credit extension, a current Borrowing Base Certificate as provided in Section 7.06(c).

Section 4.09 Proceedings Satisfactory.

Unless all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to Lender and its counsel.

Section 4.10 Other Documents.

Unless the Loan Parties shall have executed and delivered to Lender such other documents as Lender may in its sole discretion require.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to make the Loans and other financial accommodations as provided herein, Borrower represents and warrants to Lender as follows as of the date of this Agreement and each request by Borrower for a Loan or other extension of credit hereunder shall constitute a representation and warranty by Borrower that all such representations and warranties remain true in all material respects on and as of the date of such requested Loan or extension of credit, except as disclosed by Borrower in the applicable Loan request or in the Disclosure Letter and except to the extent any representation or warranty refers to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects on such earlier date:

Section 5.01 Organization.

Borrower and each of the other Loan Parties is duly organized and existing, to the extent applicable, in good standing or active status under the laws of the jurisdiction under which it was formed or organized, and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties. As of the date hereof, Borrower has no Subsidiaries other than those listed on Schedule 5.01 of the Disclosure Letter, which may be updated from time to time by written notice from Borrower to Lender provided that Borrower is in compliance with Section 7.09 and Section 7.10 hereof. Borrower is duly licensed or qualified to do business in all jurisdictions in which such qualification is required, and failure to so qualify could reasonably be expected to result in a Material Adverse Change.

Section 5.02 Authority.

The execution, delivery and performance of the Loan Documents are within the corporate or limited liability company powers of Borrower, have been duly authorized by all necessary action by the Borrower and do not and will not (i) require any consent or approval of the equity holders of Borrower which has not been obtained, (ii) violate any provision of the Organizational Documents of Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any Subsidiary; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority (other than the filing of the UCC-1 Financing Statements and other filings to perfect the security interests created by the Pledge and Security Agreement); or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower or any Subsidiary pursuant to, any indenture or other agreement or instrument under which Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected. This Agreement constitutes, and each of the Loan Documents when executed and delivered hereunder will constitute, legal, valid and binding obligations of Borrower or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03 Investment Company Act of 1940.

Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.04 Employee Retirement Income Security Act.

Neither Borrower nor any Subsidiary maintains any Plan or is required to contribute on behalf of its employees to any Plan. Neither Borrower nor any Subsidiary is a member of any Multiemployer Plan.

Section 5.05 Financial Statements.

The consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2011, and the consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the year ended on that date, as audited by PricewaterhouseCoopers LLP and heretofore furnished to Lender, are correct and complete and fairly present in all material respects the financial condition of the Borrower and such Subsidiaries as of December 31, 2011, and the results of their operations for the fiscal year ended on that date. There has been no Material Adverse Change since the date of the last financial statements provided by Borrower to Lender. The unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of March 31, 2012, and the unaudited consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the three-month period ended on that date, as prepared by management and heretofore furnished to Lender, are correct and complete and fairly present in all material respects the financial condition of Borrower and such Subsidiaries as of March 31, 2012, and the results of their operations for the three-month period ended on that date, subject to the absence of footnotes and audit and other normal year-end adjustments.

Section 5.06 Dividends and Redemptions.

As of the date of this Agreement, Borrower has not, since December 31, 2011, paid or declared any dividend, or made any other Distribution on account of any shares of any class of its stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of any class of its stock. As of the date of this Agreement, Borrower is not a party to any agreement which may require it to redeem, purchase or otherwise acquire any shares of any class of its stock.

Section 5.07 Liens.

Borrower and each Subsidiary has good and marketable title to all of its assets, real and personal, free and clear of all Liens, except Permitted Liens. All owned and leased buildings and equipment of Borrower and its Subsidiaries are in good condition, repair and working order in all material respects (subject to normal wear and tear and obsolescence) and, to the best of Borrower’s knowledge and belief, conform in all material respects to all applicable laws, regulations and ordinances.

Section 5.08 Taxes.

Except as expressly disclosed in the financial statements referred to in Section 5.05 above, as of the date of this Agreement, neither Borrower nor any Subsidiary has any material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent or are currently being contested in good faith by appropriate proceeding and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves), and no material tax deficiencies have been proposed or assessed against Borrower or any Subsidiary (except for taxes which are currently being contested in good faith by appropriate proceeding and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves).

Section 5.09 Absence of Litigation.

Except as set forth on Schedule 5.09 of the Disclosure Letter, neither Borrower nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened in writing against it or any Subsidiary, which in either case (i) relates to the execution, delivery or performance of this Agreement or any of the Loan Documents, or (ii) could, if adversely determined, reasonably be expected to cause any Material Adverse Change.

Section 5.10 Absence of Default.

As of the date of this Agreement, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower or any Subsidiary the right to accelerate the maturity of any Indebtedness of Borrower or any Subsidiary. Neither Borrower nor any Subsidiary is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to cause a Material Adverse Change.

Section 5.11 No Burdensome Agreements.

Except as set forth on Schedule 5.11 of the Disclosure Letter, as it may be updated from time to time by written notice from Borrower to Lender, neither Borrower nor any Subsidiary is a party to any agreement, instrument or undertaking, or subject to any other restriction, (i) which could reasonably be expected to cause a Material Adverse Change, or (ii) under or pursuant to which Borrower or any Subsidiary is or will be required to place (or under which any other person may place) a Lien (other than a Permitted Lien) upon any of its properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.

Section 5.12 Trademarks, etc.

Borrower and its Subsidiaries possess or is licensed to use adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of their respective businesses substantially as now conducted, without any known conflict with the rights of others which could reasonably be expected to cause a Material Adverse Change.

Section 5.13 Leases.

Except as set forth on Schedule 5.13 of the Disclosure Letter, neither Borrower nor any Subsidiary is a party to any lease or similar arrangement (other than Capitalized Leases to the extent permitted hereunder), except those permitted by Section 6.09 hereof.

Section 5.14 Partnerships; Joint Ventures.

Neither Borrower nor any Subsidiary is a member of any partnership or joint venture, except as permitted pursuant to Section 6.10 hereof.

Section 5.15 Full Disclosure.

When taken as a whole together with Borrower’s filings with the SEC, no information, exhibit or report furnished by Borrower or any Subsidiary to Lender in connection with the negotiation or execution of this Agreement contained any material misstatement of fact as of the date when made or omitted to state a material fact necessary to make the statements contained therein not misleading as of the date when made, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that forecasts and projections are subject to contingencies and no insurance can be given that any forecast or projection will be realized).

Section 5.16 Fiscal Year.

The fiscal year of Borrower and each Subsidiary ends on December 31 of each year.

Section 5.17 Environmental Matters.

Except as set forth on Schedule 5.17 of the Disclosure Letter:

(a)	To Borrower’s knowledge, there are no conditions which could reasonably be expected to subject Borrower or any Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or could reasonably be expected to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Borrower or any Subsidiary, in each case, that could reasonably be expected to cause a Material Adverse Change;

(b)	Neither Borrower nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and neither Borrower nor any Subsidiary has been named or listed as a potentially responsible party by any Governmental Authority in a matter arising under any Environmental Laws that could reasonably be expected to cause a Material Adverse Change; and

(c)	Borrower and each Subsidiary has all permits, licenses and approvals required under Environmental Laws where the failure to obtain such permits, licenses and approvals could reasonably be expected to cause a Material Adverse Change.

Section 5.18 Solvency.

As of the date of this Agreement, and immediately prior to and after giving effect to the issuance of each Letter of Credit and the advance of each Loan hereunder and the use of the proceeds thereof, (a) the assets of Borrower and Guarantor will exceed their respective liabilities and (b) each of Borrower and Guarantor will be solvent, will be able to pay its debts as they mature, will own property with fair salable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

ARTICLE VI

NEGATIVE COVENANTS

While any part of the credit granted to Borrower is available and while any part of the principal of or interest on any Loan or any of the other Obligations (other than contingent obligations not yet payable and Banking Services Obligations subject to cash collateralization or other arrangements reasonably satisfactory to Lender or the Issuing Bank) remains unpaid, Borrower shall not do any of the following, or permit any Subsidiary to do any of the following, without the prior written consent of Lender:

Section 6.01 Restriction of Indebtedness.

Create, incur, assume or have outstanding any Indebtedness, except:

(a)	the Obligations under this Agreement and the other Loan Documents;

(b)	other Indebtedness listed on Schedule 6.01 to the Disclosure Letter, and any extensions, refinancings, renewals and replacements of such Indebtedness, provided that the principal amount of such Indebtedness shall not be increased;

(c)	Indebtedness secured by Liens described in clause (4) of the definition of “Permitted Liens”, provided such Indebtedness does not exceed an aggregate of $2,000,000 outstanding at any one time;

(d)	Intercompany debt arising from notes, loans or advances permitted pursuant to Section 6.05(c) and Section 6.05(h) of this Agreement;

(e)	Guaranties by any Subsidiary of Indebtedness of Borrower, guaranties of any Subsidiary (other than Guarantor) of Indebtedness of any other Subsidiary, and guaranties by any Loan Party of Indebtedness of any other Loan Party;

(f)	Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to an Acquisition, to the extent permitted pursuant to Section 6.05(n); provided that such Indebtedness exists at the time such Person becomes a Subsidiary, is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(g)	Other unsecured Indebtedness with an aggregate outstanding principal amount not to exceed $1,000,000 at any time;

(h)	Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of business;

(i)	Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days after its incurrence;

(j)	customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(k)	Indebtedness consisting of Permitted Derivative Obligations;

(l)	Customary indemnification obligations pursuant to factoring or similar arrangements pursuant to a Permitted Factoring Agreement; and

(m)	Subordinated Debt.

Section 6.02 Restriction on Liens.

Create or permit to be created or allow to exist any Lien on any property or asset now owned or hereafter acquired by Borrower or any Subsidiary, except Permitted Liens.

Section 6.03 Sale and Leaseback.

Enter into any agreement providing for the leasing by Borrower or a Subsidiary of property which has been or is to be sold or transferred by Borrower or a Subsidiary to the lessor thereof, or which is substantially similar in purpose to property so sold or transferred.

Section 6.04 Dividends and Redemptions.

Pay or declare any dividend, or make any other distribution on account of any shares of any class of its stock or other equity interests, or redeem, purchase or otherwise acquire directly or indirectly, any shares of any class of its stock or other equity interests (collectively, “Distributions”), except for (the following are referenced to herein as “Permitted Distributions”):

(a)	Distributions payable in shares of stock or other equity interests of Borrower;

(b)	Distributions paid to Borrower by any Subsidiary;

(c)	Distributions paid to any Loan Party by any other Loan Party;

(d)	Distributions paid by any Subsidiary that is not a Loan Party to Borrower or any Subsidiary;

(e)	Borrower may make non-cash Distributions pursuant to and in accordance with stock option plans or other benefit plans for management, employees or other eligible service providers of the Borrower and its Subsidiaries, including net share settlements for the benefit of the participant income tax obligations in connection with vesting stock grants;

(f)	Borrower may repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(g)	Borrower may receive or accept the return to the Borrower of its shares of stock or other equity interests constituting a portion of the purchase price consideration in settlement of indemnification claims;

(h)	payments or distributions to dissenting stockholders required by applicable law; and

(i)	other Distributions not to exceed $500,000 in any fiscal year provided that no Default or Event of Default shall have occurred, or would occur after giving effect to such distribution.

Section 6.05 Acquisitions and Investments.

Make any Acquisition or Investment, except:

(a)	Investments in cash and Cash Equivalents;

(b)	loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

(c)	Intercompany notes, loans and advances between any Loan Party and any Affiliate of such Loan Party, provided that the aggregate outstanding amount thereof (valued at the amount of the original investment, without adjustment for any gain or loss) shall not at any time exceed $5,000,000;

(d)	credit extended to customers in the ordinary course of business on customary trade terms;

(e)	Investments listed on Schedule 6.05 of the Disclosure Letter, provided that such Investments shall not be increased;

(f)	other Investments in an aggregate amount not to exceed $1,000,000 in any fiscal year;

(g)	Investments consisting of Permitted Derivative Obligations;

(h)	Investments (i) by a Loan Party into a Subsidiary which is not a Loan Party in an amount not to exceed the Threshold Amount in any fiscal year, (ii) by a Loan Party into another Loan Party, and (iii) by a Subsidiary which is not a Loan Party into another Subsidiary or a Loan Party;

(i)	Investments by the Borrower and its Subsidiaries existing on the date hereof in the equity interests of its Subsidiaries as set forth on Schedule 6.05 of the Disclosure Letter;

(j)	guarantees constituting Indebtedness permitted by Section 6.01;

(k)	any prepayments and other credits to suppliers or vendors made in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization;

(l)	Investments of any Person that becomes a Subsidiary after the date hereof, provided that (i) such Investments exist at the time that such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(m)	Investments permitted under Section 6.06; and

(n)

Acquisitions meeting the following criteria: (i) the Person or assets being acquired shall be in the same line or lines of business as Borrower or in a line of business reasonably related thereto; (ii) the board of directors or other governing body of the selling party shall have approved the Acquisition; (iii) no additional Indebtedness shall be incurred in connection with such Acquisition, except for Indebtedness that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, to the extent permitted in this Section 6.05(n); (iv) Borrower shall furnish to Lender, at least 5 Business Days prior to the closing of such Acquisition, a closing statement showing sources and uses of funds for such Acquisition and pro forma financial statements of Borrower and its Subsidiaries in reasonable detail giving effect to the Acquisition showing compliance with Section 7.01 hereof upon closing of the Acquisition; (v) the aggregate total consideration paid by Borrower in cash and other property (including earnouts or other contingent purchase price adjustments and any additional Indebtedness permitted to be incurred in connection with such Acquisitions pursuant to Section 6.01(f)) for any such Acquisitions shall not exceed $12,500,000 during the term of this Agreement, (vi) with respect to an Acquisition of a general partnership interest, Borrower shall not be a general partner in a partnership or otherwise have unlimited liability for the obligations of any partnership or joint venture; (vii) no Default or Event of Default shall have occurred, or would occur after giving effect to the Acquisition; and (viii) the representations and warranties set forth in Article V will be true and correct before and after giving effect to such Acquisition.

Section 6.06 Liquidation; Merger; Disposition of Assets.

Liquidate or dissolve, except that a (i) Loan Party may liquidate or dissolve provided that its assets are transferred to another Loan Party and (ii) any other Subsidiary may liquidate or dissolve provided that its assets are transferred to a Loan Party or another Subsidiary; or merge with or into or consolidate with or into any other corporation or entity except (i) pursuant to an Acquisition permitted under this Agreement provided that the Borrower is the surviving entity or (ii) a merger of a wholly-owned Subsidiary into Borrower or another wholly-owned Subsidiary or a merger of one Loan Party with or into another Loan Party; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than Permitted Dispositions), or any stock of any Loan Party or any Subsidiary.

Section 6.07 Accounts Receivable.

Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable, whether now owned or hereafter acquired, except for (a) transactions pursuant to Permitted Factoring Agreements and (b) discounts made in the ordinary course of business and consistent with past practices.

Section 6.08 Leases.

Incur or permit to be outstanding lease or rental obligations as lessee of real or personal property under leases which are not Capitalized Leases, exceeding in the aggregate (for Borrower and all Subsidiaries) for any fiscal year of the Borrower, $12,500,000.

Section 6.09 Affiliates.

Suffer or permit any transaction with any Affiliate, except:

(a)	on terms not less favorable to Borrower or Subsidiary than would be usual and customary in similar arms-length transactions with non-affiliated persons.

(b)	the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors of Borrower in the ordinary course of business and consistent with industry practice;

(c)	the payment of compensation to officers and other employees of Borrower in the ordinary course of business and consistent with industry practice;

(d)	severance arrangements entered into in the ordinary course of business and consistent with industry practice;

(e)	transactions permitted under Sections 6.01, 6.04, 6.05 and 6.06; and

(f)	service, cost-sharing, subscription and management agreements entered into between or among Borrower or any Subsidiary in the ordinary course of business, consistent with past practices and on an arm’s-length basis.

Section 6.10 Partnerships; Joint Ventures.

Become a member of any partnership or joint venture, except as permitted in Section 6.05(f).

Section 6.11 Fiscal Year.

Change its fiscal year.

Section 6.12 Liens on Foreign Subsidiaries.

Permit any foreign Subsidiary to create or permit to exist any Lien on its assets, other than Permitted Liens.

Section 6.13 Derivatives.

Enter into any Derivative Contract except Permitted Derivative Obligations.

Section 6.14 Restrictive Agreements.

Enter into, or permit to exist, any agreement or other arrangement that prohibits, restricts, or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur, or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to guaranty indebtedness of Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions imposed by law or by this Agreement or the other Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is, or the assets that are, to be sold and such sale is a Permitted Disposition, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to a Permitted Lien if such restrictions or conditions apply only to the property or assets subject to such Permitted Lien, (iv) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof, provided that the Loan Parties shall use commercially reasonable efforts not to enter into leases, licenses and other contracts containing such provisions and (v) the foregoing shall not apply to restrictions on cash or other deposits permitted pursuant to the terms of this Agreement which are imposed by customers of the Borrower or any Subsidiary under contracts entered into in the ordinary course of business.

ARTICLE VII

AFFIRMATIVE COVENANTS

While any part of the credit granted to Borrower is available and while any part of the principal of or interest on any Loan or any of the other Obligations remains unpaid (other than contingent obligations not yet payable and Banking Services Obligations subject to cash collateralization or other arrangements reasonably satisfactory to Lender or the Issuing Bank), and unless waived in writing by Lender, Borrower shall:

Section 7.01 Financial Status.

Maintain:

(a)	Consolidated Funded Debt to EBITDA Ratio as of the end of each fiscal quarter of not more than (a) for each fiscal quarter ending on or before June 30, 2014, 2.0 to 1.0; and (b) for each fiscal quarter ending thereafter, 1.75 to 1.0; and

(b)	Liquidity of not less than $50,000,000 at all times.

Section 7.02 Insurance.

Keep and maintain, at its sole cost and expense: (a) the Collateral insured for the full insurable value against all hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; and (b) business interruption insurance and public liability and property damage insurance relating to Borrower’s ownership and use of its assets. All such policies of insurance shall be in a form, with insurers and in such amounts as may be reasonably satisfactory to Lender from time to time. Upon Lender’s request, Borrower shall deliver to Lender a copy of each policy of insurance, or a certificate of insurance, and evidence of payment of all premiums for each such policy. Such policies of insurance (except those of public liability) shall contain a standard form lender’s loss payable clause, in form and substance acceptable to Lender, showing loss payable to Lender, and shall provide that: (i) the insurance companies shall endeavor to give Lender at least thirty (30) days written notice before any such policy or policies of insurance shall be altered or canceled (with the exception of cancellation due to nonpayment of premium; which will be ten (10) days written notice); and (ii) no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Borrower assigns to Lender and hereby directs all insurers under such policies of insurance (except those of public liability) to pay all proceeds payable thereunder and any premium refunds directly to Lender at any time when a Default or Event of Default has occurred or is continuing. After the occurrence and during the continuance of an Event of Default, Borrower hereby authorizes Lender to (a) make, in the name of Borrower or otherwise, settle, and adjust claims under such policies of insurance and endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and to apply such proceeds and refunds to restoration of the Collateral or (b) apply such proceeds and refunds to any unpaid balance of the Obligations whether or not due, and/or to restoration of the Collateral, returning any excess to Borrower. Loss of or damage to the Collateral shall not release Borrower from any of the Obligations. If no Default or Event of Default has occurred and is continuing, Borrower may directly collect insurance not in excess of the Threshold Amount, provided that any such proceeds must be applied toward restoration of the Collateral or the purchase of other assets for use in Borrower’s business within 180 days after receipt.

Section 7.03 Corporate Existence; Obligations.

Do, and cause each Subsidiary to do, all things necessary to: (i) maintain its corporate existence (except for mergers permitted by Section 6.06) and all rights and franchises necessary or desirable for the conduct of its business, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change; (ii) comply with all applicable laws, rules, regulations and ordinances, and all restrictions imposed by Governmental Authorities, including Environmental Laws, except where non-compliance would not reasonably be expected to cause a Material Adverse Change; and (iii) pay, before the same become delinquent and before penalties accrue thereon, all material taxes, assessments and other governmental charges against it or its property, and all of its material Indebtedness and other liabilities (including without limitation all liabilities for wages or other compensation of employees), except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any Material Adverse Change, with adequate reserves provided for such payments.

Section 7.04 Business Activities.

Continue to carry on its business activities in substantially the manner such activities are conducted on the date of this Agreement and not make any material change in the nature of its business.

Section 7.05 Properties.

Keep and cause each Subsidiary to keep its properties (whether owned or leased) in good condition, repair and working order, ordinary wear and tear and obsolescence excepted, and make or cause to be made from time to time all necessary repairs thereto (including external or structural repairs) and renewals and replacements thereof.

Section 7.06 Accounting Records; Reports.

Maintain and cause each Subsidiary to maintain a standard and modern system for accounting in accordance with GAAP consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 5.05; and furnish to Lender such information respecting the business, assets and financial condition of Borrower and its Subsidiaries as Lender may reasonably request and, without request, furnish to Lender:

(a)	Within 45 days after the end of each fiscal quarter of Borrower (i) consolidated balance sheets of Borrower and its Subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year; and (ii) consolidated statements of income and cash flow of Borrower and its Subsidiaries for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year; all in reasonable detail and certified as true and correct (subject to the absence of footnotes, and audit and normal year-end adjustments) by the chief financial officer of the Borrower and accompanied by the compliance certificate required pursuant to clause (l) of this Section 7.06; and

(b)	As soon as available, and in any event within 120 days after the close of each fiscal year of Borrower, a copy of the audit report for such year and accompanying consolidated financial statements of Borrower and its Subsidiaries, as prepared by independent public accountants of recognized standing selected by Borrower and satisfactory to Lender, which audit report shall be accompanied by an opinion of such accountants, in form satisfactory to Lender, to the effect that the same fairly present in all material respects the financial condition of Borrower and its Subsidiaries and the results of its and their operations as of the relevant dates thereof and covered thereby; and, when available, copies of any management letters issued by such accountants in connection with any such audit and the compliance certificate required pursuant to clause (l) of this Section 7.06; and

(c)

Within 30 days after each month-end during which any Revolving Loan is outstanding (for the avoidance of doubt, the deliveries required by this clause (c) shall not be required at any time when Letters of Credit, but no Revolving Loans, are outstanding) if , (i) a Borrowing Base Certificate as of the last day of such month, certified by the chief financial officer of Borrower, (ii) a true and correct schedule of Borrower’s accounts receivable as of the last day of such month, stating the debtor’s name and amount owed, whether the debtor is foreign or domestic, and the age of all accounts receivable by invoice date and debtor and a reconciliation of collateral; and, (iii) a true and correct schedule of Borrower’s accounts payable as of the last day of such month, stating the creditor’s name and amount owed, and age of all accounts payable by invoice date, and (iv) such additional documentation as Lender may reasonably request; provided, that Lender may require Borrower to deliver Borrowing Base Certificates more frequently if an Event of Default has occurred and is continuing; and

(d)	Within 60 days after the end of each fiscal year-end, financial projections of Borrower and its Subsidiaries for the current fiscal year, including a quarterly income statement and balance sheet detail; and

(e)	Within 45 days after the end of each fiscal quarter of Borrower, true and correct schedule of Borrower’s accounts receivable as of the last day of such quarter, stating the debtor’s name and amount owed, and the age of all accounts receivable by invoice date and debtor and a reconciliation of collateral; and

(f)	Within 45 days after the end of each fiscal quarter of Borrower, brokerage statements with respect to any brokerage accounts which have been included in the calculation of Liquidity and which are not held at Lender; and

(g)	Upon the request of Lender, annual contract value estimates; and

(h)	Promptly, and in any event with 10 days after Borrower becomes aware thereof, notice of any cancellation or other material change in insurance coverage; and

(i)	Promptly, and in any event within 5 days, after Borrower has knowledge thereof a statement of the chief financial officer of Borrower describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default hereunder or receipt of a notice of default under any other material agreement to which Borrower or any Subsidiary is a party, together with a statement of the actions which Borrower proposes to take with respect thereto; (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 5.10; and (iii) any fact or circumstance which could reasonably be expected to cause a Material Adverse Change; and

(j)

(i) Promptly, and in any event within 5 days, after Borrower knows that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to Borrower, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan administered by Borrower and (iii) promptly after receipt thereof, a copy of any notice (other than a notice of general application) Borrower, any Subsidiary or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by Borrower; and

(k)	As soon as available, copies of all reports or materials submitted or distributed to shareholders of Borrower or filed with the SEC and any material reports or materials distributed to any other governmental agency having regulatory authority over Borrower or any Subsidiary or with any national securities exchange, exclusive of customer or routine filings with tax authorities, provided that such reports or materials shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall upon request provide to Lender by electronic mail electronic versions (i.e., soft copies or links to access such documents) of such documents; and

(l)	Promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Borrower or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of Borrower or any Subsidiary under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Borrower or any Subsidiary for an alleged violation of Environmental Laws; and

(m)	Together with the financial statements referred to in (a) and (b) above, a certificate by the chief financial officer of Borrower showing computations demonstrating compliance or non-compliance with Section 7.01 and stating that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes a default hereunder or which, after notice or lapse of time or both, would constitute a default hereunder (or if there was such a condition or event, specifying the same).

Section 7.07 Inspections; Verification.

Permit representatives of Lender to visit and inspect any of the properties of Borrower, any of the Collateral and any properties of any Subsidiary and examine, audit, review and copy any of the books and records of Borrower and its Subsidiaries at any reasonable time, upon reasonable prior notice during normal business hours (but not more than once per fiscal year unless an Event of Default exists), and to discuss the affairs of Borrower and its Subsidiaries with any of their respective directors, officers, and independent accountants.

Notwithstanding the foregoing, neither Borrower nor its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any document, book, record or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) in respect of which disclosure to Lender or its representatives is then prohibited by applicable law.

Section 7.08 Deposit Accounts, Etc.

Within 90 days after the date of this Agreement with respect to domestic accounts, and within 180 days of this Agreement with respect to all other accounts, and at all times thereafter, maintain its primary operating deposit and disbursement accounts with Lender, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

Section 7.09 Additional Domestic Subsidiaries.

Notify the Lender of the creation or acquisition of any domestic Subsidiary having assets with a book value in excess of $250,000 and promptly thereafter (and in any event within thirty (30) days after (a) such creation or acquisition or (b) any domestic Subsidiaries which have not been previously disclosed, individually or in the aggregate, have assets with a book value in excess of $250,000), cause such Person to (i) become a Guarantor by delivering to Lender a duly executed supplement to the Pledge and Security Agreement or such other document as Lender shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Pledge and Security Agreement) owned by such Subsidiary by delivering to Lender a duly executed supplement to each document as Lender shall deem appropriate for such purpose and comply with the terms of each Loan Document, (iii) deliver to Lender such documents and certificates as may be reasonably requested by Lender, (iv) deliver to the Lender such original stock certificates or other certificates and stock or other transfer powers evidencing the equity interests of such Person, (v) deliver to Lender such updated Schedules to the Loan Documents as requested by Lender with respect to such Person, and (vi) deliver to Lender such other documents as may be reasonably requested by Lender, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 7.10 Foreign Subsidiaries; Further Assurances.

(a) Notify the Lender of the creation or acquisition of any foreign Subsidiary having assets with a book value in excess of $250,000 and promptly thereafter (and in any event within thirty (30) days after (a) such creation or acquisition or (b) any foreign Subsidiaries which have not been previously disclosed, individually or in the aggregate, have assets with a book value in excess of $250,000), enter into such pledge agreements and other security documentation pledging the equity interests of such foreign Subsidiaries as Lender may reasonably request, provided that (i) the Loan Parties shall not be required to pledge greater than 65% of the voting equity interests of such foreign Subsidiaries and (ii) no pledge shall be required with respect to any foreign Subsidiary to the extent that such foreign Subsidiary is not a direct Subsidiary of a Loan Party. Notwithstanding the anything to the contrary contained in this Agreement, Borrower shall not be required to cause any foreign Subsidiary to pledge its assets to Lender or to become a Guarantor or a co-borrower under this Agreement.

(b) At all times maintain the security interest created by the Loan Documents in accordance with the terms thereof, subject to the rights of Lender to dispose of the Collateral pursuant to the Loan Documents.

(c) Make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as Lender may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of Lender with respect to the Collateral as to which Lender has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents and delivering such additional pledge agreements and other security documentation and such opinions of counsel as Lender may reasonably require.

Section 7.11 Post-Closing Matters.

Deliver, or cause to be delivered, to Lender each of the following deliveries within the time period provided for such delivery, as such time periods may be extended by Lender in its sole discretion:

(a) Within 30 days of the date hereof, insurance certificates satisfying the requirements set forth in Section 7.02 hereof;

(b) Within 30 days of the date hereof, evidence that the security interest filed with the United States Patent and Trademark Office in favor of Wells Fargo Capital Finance, Inc. against the “SERVICESOURCE” trademark (US TM Reg. No. 3746639) has been terminated; and

(c) Within 45 days of the date hereof, any stock certificates or other physical collateral required to be delivered to the Lender pursuant to Section 4.4(a) of the Pledge and Security Agreement.

ARTICLE VIII

DEFAULTS

Section 8.01 Defaults.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)	Borrower shall fail to pay (i) any interest due on any Loan, or any other amount payable hereunder (other than a principal payment on any Loan) by five days after the same becomes due; or (ii) any principal amount due on any Loan when due;

(b)	Borrower shall default in the performance or observance of any agreement, covenant, condition, provision or term contained in Article VI or Section 7.01 or 7.06 of this Agreement;

(c)	Any Loan Party shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement or any Loan Document and such default continues for a period of thirty (30) days after written notice thereof is given to Borrower by Lender;

(d)	Any representation or warranty made by any Loan Party herein or in any other Loan Document or any certificate delivered pursuant hereto, or any financial statement delivered to Lender hereunder, shall prove to have been false in any material respect as of the time when made or given;

(e)	Any Loan Party shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any Indebtedness of or assumed by it, in an amount which is, individually or in the aggregate with all other amounts described in this clause (e), in excess of the Threshold Amount, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, agreement or other instrument governing such obligations and such obligations are, individually or in the aggregate with all other amounts described in this clause (e), in excess of the Threshold Amount, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness; provided, however, that no default shall be deemed to have occurred under this clause (e) in connection with obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP, provided that the other party to such dispute has not, and is not entitled to, place any Lien on any property of the Borrower or any Subsidiary in connection with such disputed obligation, other than Permitted Liens;

(f)	A final judgment which, together with all other outstanding final judgments against any Loan Party and its Subsidiaries, or any of them, exceeds the Threshold Amount and is not either covered by insurance provided by a financially responsible insurance carrier or satisfied, bonded, stayed or insured within 60 days from the date of entry thereof;

(g)

Any Loan Party shall: (i) become insolvent; or (ii) be unable, or admit in writing its inability, to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code; or (v) become the subject of a creditor’s petition for liquidation, reorganization or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a custodian or receiver for any of its assets; or (vii) have a custodian or receiver appointed for any of its assets (with or without its consent); or (viii) have any of its assets garnished, seized or forfeited, or threatened with garnishment, seizure or forfeiture; (ix) otherwise become the subject of any insolvency proceedings, or propose or enter into any formal or informal composition or arrangement with its creditors; and, in the case of any involuntary proceeding, petition, garnishment, seizure or forfeiture of the type listed in subclauses (v), (viii) or (ix) above, the same shall continue undismissed or unstayed for sixty (60) days.

(h)	This Agreement, or any Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by any Loan Party or any shareholder of any Loan Party, or any Loan Party shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be;

(i)	Any Reportable Event, which Lender determines in good faith to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this subsection (i) Lender determines in good faith that the aggregate amount of the liability of Borrower and its Subsidiaries to the Pension Benefit Guaranty Corporation under ERISA shall exceed the Threshold Amount and such liability is not covered, for the benefit of Borrower, by insurance; or any Loan Party or any Subsidiary shall become a member of a Multiemployer Plan; or

(j)	Any Change of Control shall occur.

Section 8.02 Termination of Commitments and Acceleration of Obligations.

Upon the occurrence of any Event of Default:

(a)	As to any Event of Default (other than an Event of Default under Section 8.01(g)) and at any time thereafter, and in each case, Lender may, by written notice to Borrower, immediately terminate the obligation of Lender to make Loans or other extensions of credit hereunder, and/or require Borrower to provide cash collateral for all Letter of Credit Obligations pursuant to Section 8.02(c), and/or declare the unpaid principal balance of the Loans, together with all interest accrued thereon, to be immediately due and payable; and the unpaid principal balance of and accrued interest on such Loans shall thereupon be due and payable without further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein contained;

(b)	As to any Event of Default under Section 8.01(g), the obligation of Lender to make Loans or other extensions of credit hereunder shall immediately terminate, Borrower shall be required to provide cash collateral for all Letter of Credit Obligations pursuant to Section 8.02(c), and the unpaid principal balance of all Loans, together with all interest accrued thereon, shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, notwithstanding anything to the contrary herein contained;

(c)	When required pursuant to Section 8.02(a) or (b), Borrower shall immediately pay to Lender cash in the amount of 105% of all Letter of Credit Obligations to be held by Lender (without liability for interest thereon) as collateral for all such obligations and applied to obligations arising in connection with any drawing under a Letter of Credit. Such cash collateral shall be held in a deposit account with Lender, and Lender shall have exclusive dominion and control over such account and Borrower hereby grants to Lender a security interest in such account. After the expiration or termination of all Letters of Credit and the payment of all Letter of Credit Obligations, such cash collateral shall be applied by Lender to any remaining Obligations, and any excess shall be delivered to Borrower or as otherwise ordered by a court of competent jurisdiction; and

(d)	As to each Event of Default, Lender shall have all the remedies for default provided by the Loan Documents, as well as applicable law.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses; Indemnity.

(a)

Borrower shall pay or reimburse (i) Lender for all reasonable, documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by Lender in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing and including all expenses reasonably deemed advisable by Lender to preserve the Collateral or to establish, determine priority of, perfect, continue perfected, terminate, and/or enforce

Lender’s interest in the Collateral or Lender’s rights under this Agreement; and (ii) Lender (including, for purposes of this Section, the Issuing Bank) for all reasonable, documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, including the fees and expenses of in-house counsel) paid or incurred by Lender or the Issuing Bank before and after judgment in enforcing, protecting or preserving its rights under this Agreement, the Loan Documents and any other document required hereunder or thereunder, including without limitation all reasonable expenses of taking possession, holding, preparing for disposition and disposing of Collateral and all expenses incurred in defending against any claim made against Lender by Borrower, any Subsidiary or any third party as a result of or in any way relating to any matter referred to in subsection (i) or (ii) of this Section.

(b)	Borrower shall indemnify Lender (including for purposes of this Section, each Issuing Bank) against any and all documented losses, claims, damages, liabilities and expenses, (including, without limitation, reasonable attorneys’ fees and expenses, including the fees and expenses of in-house counsel), incurred by Lender arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of any Loans made hereunder by Borrower or any subsidiary for the making or furtherance of any such acquisition or attempted acquisition, (ii) any breach or alleged breach by Borrower or any Subsidiary of or any liability or alleged liability of Borrower or any subsidiary under any Environmental Law, or any liability or alleged liability incurred by Lender under any Environmental Law in connection with this Agreement, any Loan Document or the transactions contemplated hereunder or thereunder, (iii) the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing or the consummation or failure to consummate the transactions contemplated hereby or thereby, or the performance by the parties of their obligations hereunder or thereunder, (iv) any claim, litigation, investigation or proceedings related to any of the foregoing, whether or not Lender is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of Lender.

(c)

The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Agreement, the consummation of or failure to consummate either the transactions contemplated by this Agreement or any amendment, supplement, modification or waiver, the repayment of any loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any Loan Document, or any other document required hereunder or thereunder, any investigation made by or on behalf of Lender, any Loan Party or any Subsidiary, or the content or accuracy of any representation or warranty made under this Agreement, any Loan Document or any other document required hereunder or thereunder.

Section 9.02 Tax Indemnification.

(a)	Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if a Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)	Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)	Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)	Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)

Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which

Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) by Lender in the event Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 9.03 Successors.

The provisions of this Agreement shall inure to the benefit of Lender, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. No delay on the part of Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which Lender would otherwise have.

Section 9.04 Amendments, Etc.

No waiver, amendment, settlement or compromise of any of the rights of Lender or Borrower under this Agreement or any of the Loan Documents shall be effective for any purpose unless it is in a written instrument executed and delivered by Lender and Borrower.

Section 9.05 Survival.

All agreements, representations and warranties made herein shall survive the execution of this Agreement and the making of the Loans hereunder.

Section 9.06 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, except to the extent superseded by federal law.

Section 9.07 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Signatures sent by facsimile and in portable document format (pdf) shall be deemed original signatures.

Section 9.08 Notices.

All communications or notices required under this Agreement shall be in writing and shall be deemed to have been given (i) on the date when sent by facsimile transmission to the facsimile number set forth below, provided that an electronic confirmation of delivery is received, or (ii) on the Business Day next following the day on which the notice is delivered, when sent by nationally recognized overnight delivery service, or upon the earlier of the date of receipt or five (5) days after such communication or notice is deposited in the United States mail, postage prepaid, in each case to the following address (unless and until any of such parties advises the other in writing of a change in such address):

If to Borrower:	ServiceSource International, Inc.
634 Second Street
San Francisco, California 94107
Attention: General Counsel
Facsimile No.: (415) 962-3230

With a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: Kathleen Rothman
Facsimile No.: (650) 493-6811

If to Lender:	JPMorgan Chase Bank, N.A.
560 Mission Street, 4th Floor
San Francisco, California 94105
Attention: Jeff De Rosa
Facsimile No.: (415) 315-8385

With a copy to:	Heidi M. Furlong
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Facsimile No. (414) 297-4900

Section 9.09 Assignment; Participations.

(a)

Assignment. Borrower may not assign any of its rights or obligations under this Agreement without the prior written consent of Lender. Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and its Revolving Commitment); provided, however, that any such assignment must be to (1) an Affiliate of Lender (provided that such assignment does not increase Borrower’s obligations under Section 9.02), or (2) any other Person approved by Borrower (such approval not to be unreasonably withheld or delayed); provided further that Borrower’s consent is not required during the existence and continuation of an Event of Default. Upon execution, delivery, and acceptance of such assignment, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement.

(b)	Participations. Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and its Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article III, inclusive, and the right of set-off contained in Section 3.17, provided that any such participants, taken as a whole, shall not be entitled to receive such benefits in excess of those that would otherwise be given to Lender, and (iv) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of Borrower relating to its Loans and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans, or extending the Revolving Commitment).

(c)	Nonrestricted Assignments. Notwithstanding any other provision set forth in this Agreement, Lender may at any time assign and pledge all or any portion of its Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(d)	Information. Lender may furnish any information concerning the Loan Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), provided that such assignee or participant (or prospective assignee or participant) agrees to be bound by the confidentiality restrictions of Section 9.10).

Section 9.10 Confidentiality.

Lender shall maintain, in accordance with its customary practices, the confidentiality of all information concerning the Loan Parties or any of their Subsidiaries furnished pursuant to this Agreement and designated by any Loan Party as confidential; provided, however, that Lender may disclose such information on a “need to know” basis to its employees, auditors, counsel or other professional advisors, and to its Affiliates that provide banking and other financial services to Borrower, but in each case such Persons shall be advised of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 9.10; provided, further, that Lender may disclose any such information (a) that has become generally available to the public other than through a breach of Lender’s obligations under this Section 9.10, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over Lender, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Lender, and (e) to any prospective or actual transferee in connection with any contemplated or actual transfer of any of the Loans or any interest therein by Lender; provided, that such actual or prospective transferee agrees to be bound by the provisions of this Section 9.10.

Section 9.11 Entire Agreement; No Agency.

This Agreement, including the Preamble and recitals set forth above and the Exhibits attached to this Agreement, and the other documents referred to herein, including the Disclosure Letter, all of which are incorporated into this Agreement by reference, contain the entire agreement between Lender and Borrower with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon Lender unless clearly expressed in this Agreement or in the other documents referred to herein. Nothing in this Agreement or in the other documents referred to herein and no action taken pursuant hereto shall cause any Loan Party to be treated as an agent of Lender, or shall be deemed to constitute Lender and the Loan Parties a partnership, association, joint venture or other entity.

Section 9.12 No Third Party Benefit.

This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement.

Section 9.13 Governing Law; Jurisdiction; Consent to Service of Process.

(a)	The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California, but giving effect to federal laws applicable to national banks.

(b)	Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or California State court sitting in San Francisco, California in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)	Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.08. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.14 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.15 Limitation of Liability.

To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

Section 9.16 USA Patriot Act Notice.

Lender is subject to the USA Patriot Act (Title III of Pub.L. 107-56, signed into law October 26, 2001) (the “Act”) and Lender hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender, to identify Borrower in accordance with the Act.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SERVICESOURCE INTERNATIONAL, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
As Lender and Issuing Bank

By:
Name:
Title: